Exhibit 99.1
FOR IMMEDIATE RELEASE
December 18, 2009
Contact: William J. Wagner, President and Chief Executive Officer (814) 726-2140
                William W. Harvey, Jr., Executive Vice President and Chief Financial Officer (814) 726-2140
NORTHWEST BANCSHARES, INC. COMPLETES SECOND STEP CONVERSION AND
$688.8 MILLION STOCK OFFERING
WARREN, PENNSYLVANIA — Northwest Bancshares, Inc. (‘the “Company”) (NasdaqGS: NWBI), the holding company for Northwest Savings Bank, announced today that it has completed the conversion from the mutual holding company structure to a fully publicly-owned stock form holding company and related public offering. Northwest Savings Bank is now 100% owned by the Company and the Company is 100% owned by public stockholders. The Company sold a total of 68,878,267 shares of common stock at a purchase price of $10.00 per share in the offering. Stifel, Nicolaus & Company, Incorporated acted as selling agent for the subscription offering and community offering portions of the offering. Stifel, Nicolaus & Company, Incorporated acted as sole book-running manager and Janney Montgomery Scott LLC, RBC Capital Markets Corporation, Sandler O’Neill & Partners, L.P. and Sterne, Agee & Leach, Inc. acted as co-managers for the syndicated community offering portion of the offering.
Concurrent with the completion of the offering, shares of Northwest Bancorp, Inc. common stock owned by public stockholders were exchanged for 2.2500 shares of the Company’s common stock. Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. The Company also issued 1,277,565 shares of common stock and contributed $1.0 million in cash from the offering proceeds to Northwest Charitable Foundation, a new charitable foundation that the Company established for the benefit of the communities in which Northwest Savings Bank operates. As a result of the offering, the exchange, and the contribution to the charitable foundation, the Company will have approximately 110,643,419 shares outstanding and a market capitalization of approximately $1.1 billion after giving effect to the transaction.
The shares of common stock sold in the offering and issued in the exchange will begin trading on the NASDAQ Global Select Market on December 18, 2009 under the symbol “NWBI.” Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about December 18, 2009. Northwest Bancorp stockholders holding shares in street name or in book-entry form will receive shares of Company common stock within their accounts. Northwest Bancorp stockholders holding shares in certificated form will be mailed a letter of transmittal on or about December 21, 2009 and receive their shares of Company common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.
Luse Gorman Pomerenk & Schick, Washington, D.C., served as special counsel to the Company and Northwest Bancorp, Inc. for the conversion and offering. Sonnenschein Nath & Rosenthal LLP, Washington, DC, served as special counsel to Stifel, Nicolaus & Company, Incorporated and the co-managers. RP Financial, LC., Arlington, Virginia served as independent appraiser for the conversion and offering.
Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc., through its subsidiary Northwest Savings Bank, currently operates 171 community-banking locations in Pennsylvania, New York, Ohio, Maryland and Florida. Northwest Savings Bank is a full-service financial institution offering a complete line of retail and business banking products as well as investment management and trust services. The Company also operates 50 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company. Northwest Bancshares, Inc.’s stock is listed on the NASDAQ Global Select Market. Additional information regarding Northwest Bancshares, Inc. can be accessed on-line at www.northwestsavingsbank.com.
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northwest Bancshares, Inc. and Northwest Savings Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect Northwest Savings Bank’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Northwest Bancshares Inc.’s and Northwest Savings Bank’s operations.